Exhibit 23.2

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Jerrick Media Holdings, Inc.

We hereby consent to the use of our report dated May 17, 2018 (September 27, 2019 to reflect the retroactive effect of the reverse stock split as disclosed in Note 11), with respect to the consolidated financial statements of Jerrick Media Holdings, Inc., in its registration statement on Form S-1 relating to the registration of 3,100,000 shares of common stock, to be filed on or about September 27, 2019. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

September 27, 2019